Exhibit 99.1

NEWS RELEASE
For Immediate Release:
December 1, 2022
Sterling Announces Strategic Divestiture of its 50% Stake in Myers & Sons Construction
THE WOODLANDS, TX – On November 30, 2022, Sterling Infrastructure, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) entered into an agreement (the “Agreement”) and sold the Company’s 50% ownership interest in its partnership with Myers & Sons Construction L.P. (“Myers”) for $18 million in cash. In accordance with the Agreement’s payment terms, the Company is to receive $12 million by early 2023 and a series of three $2 million payments due by various dates in 2023, 2025, and 2027. The divestiture is consistent with the Company’s strategy of reducing its portfolio of low-bid heavy highway projects in order to increase the Company’s margins and of focusing on its strategic geographies.
Prior to the divestiture, the Company fully consolidated Myers in its financials as a result of provisions within the Myers operating agreement. Myers results, including 50% of earnings and losses related to members’ interest of the consolidated 50% owned subsidiary and other related direct costs, that were included within the Company’s consolidated financials for the nine months ended September 30, 2022 and full year ended December 31, 2021, respectively, were:
•Revenue of $157.0 million and $167.4 million;
•Gross profit of $0.9 million and $11.2 million;
•Operating (loss) gain of $(6.1) million and $0.3 million; and
•Net (loss) gain of $(2.0) million and $0.5 million.
The Company expects to present the operating results of Myers as discontinued operations in the fourth quarter of 2022 and anticipates recognizing an after-tax gain of $11 to $13 million on the disposition, primarily due to an extinguishment of a $15 million liability for members’ interest subject to mandatory redemption, partly offset by a $2 to $4 million loss on the sale of the Company’s 50% ownership interest.
CEO Remarks
“This transaction enables us to continue advancing in areas aligned with our strategic vision,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Myers operations are largely outside our primary areas of focus with respect to project type and geography. The proceeds from this divestiture further enhance our future investment in strategic growth areas.”
About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and the Rocky Mountain States, California and Hawaii, as well as other areas with strategic construction opportunities. E-Infrastructure Solutions projects develop advanced, large-scale site development systems and services for data centers, e-commerce distribution centers, warehousing, transportation, energy and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, light rail, water, wastewater and storm drainage systems. Building Solutions projects include residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs and other concrete work. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. Any such statements are subject to risks and uncertainties, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Company Contact: Sterling Infrastructure, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0777	Investor Relations Contact: The Equity Group Inc. Jeremy Hellman, CFA 212-836-9626